EXHIBIT 6.6

                               EXCHANGE AGREEMENT

       This Exchange Agreement (the "Agreement"), entered into this 23rd day of March 1999, is by, between, and among Internet International Business Management, Inc., a Colorado corporation (hereinafter "IIBM"), Imagenetix, a California corporation (hereinafter "Imagenetix"), and the shareholders of Imagenetix whose names and signatures are set forth upon the signature page of this Agreement (the "Shareholders").

                                   RECITALS:

       WHEREAS, IIBM wishes to acquire, and the Shareholders are willing to sell, all of the outstanding stock of Imagenetix in exchange solely for a part of the voting stock of IIBM whereby the Shareholders would acquire a controlling interest of IIBM; and

       WHEREAS, the parties hereto intend to qualify such transaction as a tax-free exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

       NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, IIBM, Imagenetix, and the Shareholders approve and adopt this Agreement and mutually covenant and agree with each other as follows:

       1.     SHARES TO BE TRANSFERRED AND SHARES TO BE ISSUED; FUNDING
AGREEMENT.

              1.1 On the Closing Date the Shareholders shall transfer to IIBM certificates for the number of shares of the common stock of Imagenetix described in Schedule "A," attached hereto and incorporated herein, which in the aggregate shall represent all of the issued and outstanding shares of the common stock of Imagenetix.

              1.2 In exchange for the transfer of the common stock of Imagenetix pursuant to subsection 1.1. hereof, IIBM shall on the Closing Date and contemporaneously with such

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transfer of the common stock of Imagenetix to it by the Shareholders issue and deliver to the Shareholders the number of shares of common stock of IIBM specified on Exhibit "A" hereof such that the Shareholders shall own approximately 72% of the outstanding common stock of IIBM.

              1.3 Upon execution of this Agreement IIBM shall furnish to Imagenetix an executed funding agreement in form as set forth in Exhibit "B" attached hereto and incorporated herein, to provide to Imagenetix a line of credit in an amount up to $100,000 at the time of execution of this Agreement and an additional amount of up to $200,000 at Closing.

       2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each of the Shareholders, for himself, herself, or itself, and not for any other Shareholder, represents and warrants to IIBM as set forth below. These representations and warranties are made as an inducement for IIBM to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, IIBM would not be a party hereto.

              2.1    OWNERSHIP OF STOCK.

                     a. Each of the Shareholders is the record and beneficial owner and holder of the number of fully paid and nonassessable shares of the common stock of Imagenetix listed in Exhibit "A" hereto as of the date hereof and will continue to own such shares of the common stock of Imagenetix until the delivery thereof to IIBM on the Closing Date and all such shares of common stock are or will be on the Closing Date owned free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability. Each of the Shareholders currently has, and will have at Closing, full power and authority to dispose, assign, and transfer his, her, or its shares of Imagenetix in accordance with the terms hereof. Each of the Shareholders currently has, and will have at Closing, full power and authority to vote his, her, or its shares of Imagenetix, without restriction of any kind.

                     b. Except for this Agreement, there are no outstanding options, contracts, calls, commitments, agreements or demands of any character relating to the common stock of Imagenetix listed in Exhibit "A" and owned by each of the Shareholders.

              2.2 ACCURACY OF ALL STATEMENTS MADE BY THE SHAREHOLDERS. No representation or warranty by the Shareholders in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of the Shareholders pursuant to this Agreement, nor any document or certificate delivered to IIBM by the Shareholders pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

       3. Representations and Warranties of Imagenetix. Imagenetix represents and warrants to IIBM as set forth below. These representations and warranties are made as an inducement for IIBM to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, IIBM would not be a party hereto.

              3.1 ORGANIZATION AND AUTHORITY. Imagenetix is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full power and authority to enter into and perform the transactions contemplated by this Agreement. Imagenetix does not have any subsidiaries or own any interest in any other entity. Imagenetix is duly qualified as a foreign corporation in each jurisdiction in which it is required to be so qualified.

              3.2 CAPITALIZATION. As of the date of the Closing, Imagenetix will have a total of no more than 1,300,000 shares of common stock issued and outstanding. All of the shares will have been duly authorized and validly issued and will be fully paid and nonassessable. There are no options, warrants, debentures, conversion privileges, or other rights, agreements, or commitments obligating Imagenetix to issue or to transfer from treasury any additional shares of capital stock of any class. Exhibit "A" accurately sets forth all of the shareholders of record of Imagenetix and the number of shares held of record by each Shareholder.

              3.3 PERFORMANCE OF THIS AGREEMENT. The execution and performance of this Agreement and the transfer of stock contemplated hereby have been authorized by the board of directors of Imagenetix.

              3.4    FINANCIALS.   True copies of the financial statements of
Imagenetix for the period ended February 28, 1999, (unaudited) have been furnished to IIBM. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of Imagenetix as of February 28, 1999, and the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

              3.5 LIABILITIES. There are no material liabilities of Imagenetix, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of Imagenetix, its agents or servants occurring prior to February 28, 1999, which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of Imagenetix.

              3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in this Agreement, since February 28, 1999, there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Imagenetix, or (ii) any damage, destruction, or loss to Imagenetix (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of Imagenetix.

              3.7 LITIGATION. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving Imagenetix or its subsidiaries, if any, or their assets, properties, or business, nor does Imagenetix or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of Imagenetix or as to which any of the Shareholders is a party adverse to Imagenetix or any of its subsidiaries or has a material interest adverse to Imagenetix or any of its subsidiaries.

              3.8 TAXES. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by Imagenetix, and there are no unpaid taxes which are, or could become a lien on the properties and assets of Imagenetix, except as provided for in the financial statements of Imagenetix, or have been incurred in the normal course of business of Imagenetix since that date.
 All tax returns of any kind required to be filed have been filed and the taxes paid or accrued. There are no disputes as to taxes of any nature payable by Imagenetix.

              3.9 HAZARDOUS MATERIALS. No hazardous material has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released, or disposed of on or under any real property currently or previously owned or leased by Imagenetix or any of its subsidiaries.

              3.10 LEGAL COMPLIANCE. Imagenetix, its predecessors and affiliates have substantially complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgements, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), including, but not limited to, federal and state securities laws.

              3.11 NONCONTRAVENTION. Imagenetix is not in breach of a material provision of any outstanding agreement, contract, lease, license, instrument, or other arrangement to which Imagenetix is a party or by which it is bound or to which any of its assets is subject. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Imagenetix is a party or by which it is bound or to which any of its assets is subject.

              3.12 ACCURACY OF ALL STATEMENTS MADE BY IMAGENETIX. No representation or warranty by Imagenetix in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of Imagenetix pursuant to this Agreement, nor any document or certificate delivered to IIBM by Imagenetix pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

       4. REPRESENTATIONS AND WARRANTIES OF IIBM. IIBM represents and warrants to Imagenetix and to the Shareholders as set forth below. These representations and warranties are made as an inducement for Imagenetix and the Shareholders to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, Imagenetix and the Shareholders would not be parties hereto.

              4.1 ORGANIZATION AND GOOD STANDING. IIBM is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado with full power and authority to enter into and perform the transactions contemplated by this Agreement. IIBM does not have any subsidiaries or own any interest in any other entity.

              4.2 CAPITALIZATION. As of the date of the Closing, IIBM will have a total of no more than 500,000 shares of common stock issued and outstanding (excluding the shares to be issued pursuant to this Agreement). All of the shares will have been duly authorized and validly issued and will be fully paid and nonassessable. Except for IIBM's obligations hereunder with respect to the shares to be issued pursuant to subsection 1.2 hereof, there are no options, warrants, debentures, conversion privileges, or other rights, agreements, or commitments obligating IIBM to issue or to transfer from treasury any additional shares of capital stock of any class. IIBM has adopted a 1997 Stock Option Plan (the "Plan") which provides for the issuance of options to acquire up to 1,000,000 shares of IIBM under the Plan, none of which options has been granted. As of the Closing, the Articles of Incorporation, as amended, of IIBM (the "IIBM Articles") and as currently in effect shall remain unchanged, except as provided herein. The IIBM Articles provide for 50,000,000 shares of common stock, par value $.001 and 5,000,000 shares of preferred stock, par value $.001. There are presently 5,000 shares of common stock outstanding and no shares of preferred stock outstanding.

              4.3 PERFORMANCE OF THIS AGREEMENT. The execution and performance of this Agreement and the issuance of stock contemplated hereby have been authorized by the board of directors of IIBM.

              4.4 FINANCIALS. True copies of the financial statements of IIBM consisting of the balance sheets as of the fiscal years ended December 31, 1998, 1997, and 1996 (unaudited), and statements of income, cash flow and changes in stockholder's equity for each of the years then ended, have been delivered by IIBM to Imagenetix. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of IIBM as of December 31, 1998, and the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

              4.5 LIABILITIES. There are no material liabilities of IIBM, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of IIBM, its agents or servants which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of IIBM.

              4.6 LITIGATION. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving IIBM or its subsidiaries, if any, or their assets, properties, or business, nor does IIBM or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of IIBM is a party adverse to IIBM or any of its subsidiaries or has a material interest adverse to IIBM or any of its subsidiaries.

              4.7 TAXES. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by IIBM, and there are no unpaid taxes which are, or could become a lien on the properties and assets of IIBM, except as provided for in the financial statements of IIBM, or have been incurred in the normal course of business of IIBM since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued. There are no disputes as to taxes of any nature payable by IIBM.

              4.8 HAZARDOUS MATERIALS. No hazardous material has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released, or disposed of on or under any real property currently or previously owned or leased by IIBM or any of its subsidiaries.

              4.9 LEGAL COMPLIANCE. IIBM, its predecessors and affiliates have substantially complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgements, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), including, but not limited to, federal and state securities laws.

              4.10 NONCONTRAVENTION. IIBM is not in breach of a material provision of any outstanding agreement, contract, lease, license, instrument, or other arrangement to which IIBM is a party or by which it is bound or to which any of its assets is subject. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which IIBM is a party or by which it is bound or to which any of its assets is subject.

              4.11 LEGALITY OF SHARES TO BE ISSUED. The shares of common stock of IIBM to be issued by IIBM pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by IIBM and will be fully paid and nonassessable.

              4.12 ACCURACY OF ALL STATEMENTS MADE BY IIBM. No representation or warranty by IIBM in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by IIBM pursuant to this Agreement, nor any document or certificate delivered to Imagenetix or the Shareholders pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statements contained therein not misleading.

       5.     COVENANTS OF THE PARTIES.

              5.1    CORPORATE RECORDS.

                     a. Simultaneous with the execution of this Agreement by Imagenetix, if not previously furnished, such entity shall deliver to IIBM copies of the articles of incorporation, as amended, and the current bylaws of Imagenetix, and copies of the resolutions duly adopted by the board of directors of Imagenetix approving this Agreement and the transactions herein contemplated.

                     b. Simultaneous with the execution of this Agreement by IIBM, if not previously furnished, such entity shall deliver to Imagenetix copies of the IIBM Articles, and the current bylaws of IIBM, and copies of the resolutions duly adopted by the board of directors of IIBM approving this Agreement and the transactions herein contemplated.

              5.2    ACCESS TO INFORMATION.

                     a. IIBM and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of Imagenetix, and Imagenetix shall furnish or cause to be furnished to IIBM and its authorized representatives all information with respect to its affairs and business as IIBM may reasonably request. IIBM shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to IIBM; (ii) becomes part of the public domain after disclosure through no fault of IIBM; (iii) is known to IIBM or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of Imagenetix. In the event this Agreement is terminated prior to Closing, IIBM shall, upon the written request of Imagenetix, promptly return all copies of all documentation and information provided by Imagenetix hereunder.

                     b. Imagenetix and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of IIBM, and IIBM shall furnish or cause to be furnished to Imagenetix and its authorized representatives all information with respect to its affairs and business Imagenetix may reasonably request. Imagenetix shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to Imagenetix; (ii) becomes part of the public domain after disclosure through no fault of Imagenetix; (iii) is known to Imagenetix or any of its officers or directors prior to disclosure; or
(iv) is disclosed in accordance with the written consent of IIBM. In the event this Agreement is terminated prior to Closing, Imagenetix shall, upon the written request of IIBM, promptly return all copies of all documentation and information provided by IIBM hereunder.

              5.3 ACTIONS PRIOR TO CLOSING. From and after the date of this Agreement and until the Closing Date:

                     a. IIBM and Imagenetix shall each carry on its business diligently and substantially in the same manner as heretofore, and neither party shall make or institute any unusual or novel methods of purchase, sale, management, accounting or operation.

                     b. Neither IIBM nor Imagenetix shall enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its business practices.

                     c. Neither IIBM nor Imagenetix shall amend its articles of incorporation or bylaws or make any changes in authorized or issued capital stock, except as provided in this Agreement.

                     d. IIBM and Imagenetix shall each use its best efforts (without making any commitments on behalf of the company) to preserve its business organization intact.

                     e. Neither IIBM nor Imagenetix shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation of such party.

                     f. IIBM and Imagenetix shall each duly comply with all applicable laws as may be required for the valid and effective issuance or transfer of stock contemplated by this Agreement.

                     g. Neither IIBM nor Imagenetix shall sell or dispose of any property or assets, except products sold in the ordinary course of business.

                     h. IIBM and Imagenetix shall each promptly notify the other of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it, its officers or directors involving in any way the business, properties, or assets of such party.

              5.4 SHAREHOLDERS' APPROVAL. IIBM shall promptly submit this Agreement and the transactions contemplated hereby for the approval of its stockholders by majority written consent or at a meeting of stockholders and, subject to the fiduciary duties of the Board of Directors of IIBM under applicable law, shall use its best efforts to obtain stockholder approval and adoption of this Agreement and the transactions contemplated hereby. In connection with such written action by, or meeting of, stockholders, IIBM shall prepare a proxy or information statement to be furnished to the shareholders of IIBM setting forth information about this Agreement and the transactions contemplated hereby. The Private Party shall promptly furnish to IIBM all information, and take such other actions, as may reasonably be requested in connection with any action to be taken by IIBM in connection with the immediately preceding sentence. Imagenetix shall have the right to review and provide comments to the proxy or information statement prior to mailing to the shareholders of IIBM.

              5.5 NO COVENANT AS TO TAX OR ACCOUNTING CONSEQUENCES. It is expressly understood and agreed that neither IIBM nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

              5.6 INDEMNIFICATION. Imagenetix and the Shareholders, severally and not jointly, shall indemnify IIBM for any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) suffered by IIBM resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty, or covenant made by Imagenetix or the Shareholders herein, and any claims arising from the operations of Imagenetix prior to the Closing Date. IIBM shall indemnify and hold Imagenetix and the Shareholders harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by IIBM herein, and any claims arising from the operations of IIBM prior to the Closing Date. The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement.

              5.7 PUBLICITY. The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

              5.8 EXPENSES. Except as otherwise expressly provided herein, each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement. In the event the Closing of this Agreement does not occur on or before the date set forth in Section 11(ii) hereof due to the failure of Imagenetix to perform its obligations hereunder, or because of a breach of the representations and warranties of Imagenetix herein, then Imagenetix shall pay the legal fees and out-of-pocket expenses actually incurred by IIBM in connection with this transaction, which amount shall be paid to IIBM by Imagenetix within ten days following written demand by IIBM. In the event the Closing of this Agreement does not occur on or before the date set forth in Section 11(ii) hereof due to the failure of IIBM to perform its obligations hereunder, or because of a breach of the representations and warranties of IIBM herein, then IIBM shall pay the legal fees and out-of-pocket expenses actually incurred by Imagenetix in connection with this transaction, which amount shall be paid to Imagenetix by IIBM within ten days following written demand by Imagenetix. In no event shall the demand for legal fees and out-of-pocket expenses by either party exceed $12,500.

              5.9 FURTHER ACTIONS. Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

              5.10 NAME CHANGE. On or before the Closing Date IIBM shall duly authorize an amendment to the IIBM Articles to change the name of IIBM to "Imagenetix, Inc."

              5.11 FORWARD STOCK SPLIT. On or before Closing IIBM shall forward split its 5,000 outstanding shares of common stock at the rate of 100 shares for each share outstanding such that at Closing IIBM shall have 500,000 shares outstanding.

              5.12 AUDIT OF FINANCIALS. Immediately upon execution of this Agreement, IIBM shall engage and pay an accounting firm to audit as soon as possible the financial statements of IIBM furnished in connection with this Agreement. Immediately upon execution of this Agreement, Imagenetix shall engage and pay an accounting firm to audit as soon as possible the financial statements of Imagenetix as of March 31, 1999, or such other period as mutually agreed by the parties in consultation with the auditing firm engaged by Imagenetix.

              5.13 COMPREHENSIVE INVESTOR RELATIONS PROGRAM. Imagenetix shall implement and maintain a comprehensive investor relations program during the eighteen months following the Closing Date.

              5.14 NO MATERIAL LIABILITIES. At Closing IIBM shall have no liabilities in excess of an aggregate of $1,000.

              5.15 REGISTRATION STATEMENT. Immediately following the Closing, but in no event later than April 30, 1999, IIBM shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement to register the offer and sale of shares of common stock of IIBM to raise a total of $600,000. In connection with such registration statement, IIBM shall agree to register for sale the shares of common stock of IIBM held by the present shareholders, the warrants and underlying shares to be issued in connection with the line of credit set forth in subsection 1.3 above, and the shares, if any, issued in connection with the conversion of the promissory notes issued in connection with the line of credit. IIBM shall cause such registration statement to be filed on Form SB-1, SB-2, or other appropriate form, with the SEC and shall use its best efforts to cause such registration statement to become effective.

       6. CONDITIONS PRECEDENT TO IIBM'S OBLIGATIONS. Each and every obligation of IIBM to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

              6.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Imagenetix and the Shareholders in this Agreement or given on their behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

              6.2 PERFORMANCE OF OBLIGATIONS AND COVENANTS. Imagenetix and the

Shareholders shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

              6.3 OFFICER'S CERTIFICATE. IIBM shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to IIBM), executed by an executive officer of Imagenetix, certifying to the fulfillment of the conditions specified in subsections 6.1 and 6.2 hereof.

              6.4 NO LITIGATION OR PROCEEDINGS. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

              6.5 NO MATERIAL ADVERSE CHANGE. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of Imagenetix to conduct its business or the earning power thereof on the same basis as in the past.

              6.6 SHAREHOLDERS' APPROVAL. The holders of not less than a majority of the outstanding common stock of IIBM shall have voted for authorization and approval of this Agreement and the transactions contemplated hereby.

              6.7 SHAREHOLDERS' EXECUTION OF AGREEMENT. This Agreement shall have been duly executed and delivered by each of the parties owning in the aggregate all of the outstanding stock of Imagenetix as of the Closing Date.

       7. CONDITIONS PRECEDENT TO OBLIGATIONS OF IMAGENETIX AND THE SHAREHOLDERS. Each and every obligation of Imagenetix and the Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

              7.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by IIBM in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

              7.2 PERFORMANCE OF OBLIGATIONS AND COVENANTS. IIBM shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

              7.3 OFFICER'S CERTIFICATE. Imagenetix shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to Imagenetix), executed by an executive officer of IIBM, certifying to the fulfillment of the conditions specified in subsections 7.1 and 7.2 hereof.

              7.4 NO LITIGATION OR PROCEEDINGS. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

              7.5 NO MATERIAL ADVERSE CHANGE. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of IIBM to conduct its business.

       8.     SECURITIES LAW PROVISIONS.

              8.1 RESTRICTED SECURITIES. Each of the parties hereto, severally and not jointly, represents that he, she, or it is aware that the shares issued or transferred to him, her, or it will not have been registered pursuant to the Securities Act of 1933, as amended (the "1933 Act"), or any state securities act, and thus will be restricted securities as defined in Rule 144 promulgated by the SEC. Therefore, under current interpretations and applicable rules, he, she, or it will probably have to retain such shares for a period of at least one year and at the expiration of such one year period his, her, or its sales may be confined to brokerage transactions of limited amounts requiring certain notification filings with the SEC and such disposition may be available only if the issuer is current in its filings with the SEC under the Securities Exchange Act of 1934, as amended, or other public disclosure requirements.

              8.2 NON-DISTRIBUTIVE INTENT. Each of the parties hereto, severally and not jointly, covenants and warrants that the shares received are acquired for his, her, or its own account and not with the present view towards the distribution thereof and he, she, or it will not dispose of such shares except (i) pursuant to an effective registration statement under the 1933 Act, or (ii) in any other transaction which, in the opinion of counsel acceptable to the issuer, is exempt from registration under the 1933 Act, or the rules and regulations of the SEC thereunder. In order to effectuate the covenants of this subsection, an appropriate legend will be placed upon each of the certificates of common stock issued or transferred pursuant to this Agreement, and stop transfer instructions shall be placed with the transfer agent for the securities.

              8.3 EVIDENCE OF COMPLIANCE WITH PRIVATE OFFERING EXEMPTION. Each of the parties hereto, severally and not jointly, hereby represents and warrants that he, she, or it, either individually or together with his, her, or its representative, has such knowledge and experience in business and financial matters that he, she, or it is capable of evaluating the risks of this Agreement and the transactions contemplated hereby, and that the financial capacity of such party is of such proportion that the total cost of such person's commitment in the shares would not be material when compared with his, her, or its total financial capacity. Each of the Shareholders hereby acknowledges receipt of the following documents pertaining to IIBM and this transaction: IIBM's Articles, current bylaws, and tax returns for the years ended December 31, 1996 and 1997. Upon the written request of the issuer of the securities issued or transferred pursuant to this Agreement, any party hereto shall provide such issuer with evidence of compliance with the requirements of any federal or state exemption from registration. IIBM and Imagenetix shall each file, with the assistance of the other and its respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by each of them to be necessary or appropriate in an effort to document reliance on such exemptions, unless an exemption requiring no filing is available in the particular jurisdiction, all to the extent and in the manner as may be deemed by such parties to be appropriate.

       9.     CHANGE OF MANAGEMENT.  Upon and as a condition of Closing this
Agreement:

              9.1 Prior to Closing IIBM shall authorize an increase in the number of directors to four persons and will present to its shareholders for approval the election of Dr. Charles Cochran, Debra Spencer, Dr. Peter Antoniou, and William P. Spencer as directors of IIBM effective at the Closing of this Agreement. Prior to Closing Imagenetix will furnish material information of Dr. Charles Cochran, Debra Spencer, Dr. Peter Antoniou, and William P. Spencer as nominees to be elected by the shareholders of IIBM. In connection with the election or nomination of such persons as directors of IIBM, IIBM shall furnish the resignations of all existing directors and officers of IIBM to be effective simultaneous with the Closing. IIBM reserves the right to refuse to cause the nomination of any or all such persons as directors of IIBM if, after review of the foregoing information concerning said persons, it is the opinion of IIBM that the election of such persons would not be in the best interests of IIBM.

              9.2 Imagenetix reserves the right to terminate this Agreement if nominees selected by it are not elected or appointed as set forth above.

       10.    CLOSING.

              10.1 TIME AND PLACE. The Closing of this transaction ("Closing") shall take place at 57 West 200 South, Suite 310, Salt Lake City, Utah, at 2:00 pm, on March 26, 1999, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date."

              10.2 DOCUMENTS TO BE DELIVERED BY IMAGENETIX AND THE SHAREHOLDERS. At the Closing Imagenetix and the Shareholders shall deliver to IIBM the following documents:

                     a. Certificates for the number of shares of common stock of Imagenetix in the manner and form required by subsection 1.1 hereof.

                     b.     The certificate required pursuant to subsection
6.3 hereof.

                     c. A signed consent and/or minutes of Imagenetix's directors and shareholders approving this Agreement and each matter to be approved under this Agreement.

                     d. Such other documents of transfer, certificates of authority, and other documents as IIBM may reasonably request.

              10.3 DOCUMENTS TO BE DELIVERED BY IIBM. At the Closing IIBM shall deliver to Imagenetix and the Shareholders the following documents:

                     a. Certificates for the number of shares of common stock of IIBM as determined in sub-section 1.2 hereof.

                     b. The certificate required pursuant to subsection 7.3 hereof.

                     c. A signed consent and/or minutes of IIBMs's directors and shareholders approving this Agreement and each matter to be approved under this Agreement.

                     d. Such other documents of transfer, certificates of authority, and other documents as Imagenetix and the Shareholders may reasonably request.

       11. TERMINATION. This Agreement may be terminated by IIBM or Imagenetix by notice to the other if, (i) at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment, or (ii) on March 31, 1999, if the Closing shall not have occurred. Following termination of this Agreement no party shall have liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination.

       12.    MISCELLANEOUS.

              12.1 NOTICES. All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

              IIBM:                       14 Red Tail Drive
                                          Highlands Ranch, CO 80126
                                          Attn: Gary J. McAdam

              With Copy to:               Ronald N. Vance
                                          Attorney at Law
                                          57 West 200 South
                                          Suite 310
                                          Salt Lake City, UT 84101

              Imagenetix
              and Shareholders:           1702 Macero Street
                                          Escondido, CA 92029
                                          Attn: William P. Spencer

              With Copy to:               Louis K. Bruno

                                          Attorney at Law
                                          135 West Mission Avenue
                                          Suite 105
                                          Escondido, CA 92025

              12.2 DEFAULT. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of Utah.

              12.3 ASSIGNMENT. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

              12.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

              12.5 PARTIAL INVALIDITY. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

              12.6 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

              12.7 INTERPRETATION OF AGREEMENT. This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

              12.8 SURVIVAL OF COVENANTS, ETC. All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

              12.9 FURTHER ACTION. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

              12.10 AMENDMENT. This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

              12.11 FULL KNOWLEDGE. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

              12.12 HEADINGS. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

              12.13 COUNTERPARTS. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto executed the foregoing Agreement as of the day and year first above written.

IIBM:                                     Internet International Business
                                          Management, Inc.

                                          By /s/ Gary J. McAdam, President

Imagenetix:                               Imagenetix

                                          By /s/ William P. Spencer, President

SHAREHOLDERS:                             /s/ William P. Spencer, Individually

                                          /s/ Debra L. Spencer, Individually

                                  EXHIBIT "A"
                                     TO THE
                               EXCHANGE AGREEMENT

                            NO. OF SHARES OF            NO. OF SHARES OF
NAME OF                     IMAGENETIX                  IIBM
SHAREHOLDER                 TO BE TRANSFERRED           TO BE ISSUED
-----------                 -----------------           ------------
William & Debra Spencer            1,300,000            1,300,000